Exhibit 10.3

Consulting Agreement with Leo Melamed

Chicago Mercantile Exchange Holdings Inc. (the “Company”) previously filed a Current Report on Form 8-K on September 12, 2005, reporting under Item 1.01 that its Board of Directors had approved a consulting arrangement with Mr. Melamed. Under the terms of the approved consulting arrangement, Mr. Melamed will provide the Company with consulting services relating to the financial services industry and related matters within Mr. Melamed’s areas of expertise during the period Mr. Melamed serves as a director of the Company. For his consulting services, Mr. Melamed will receive $300,000 per annum plus all reasonable and necessary out-of-pocket travel and other expenses incurred in connection with the consulting services and up to $150,000 annually for non-travel expenses relating to his duties as a consultant of the Company, including office and secretarial expenses. Under the agreement, Mr. Melamed may not, without the prior written consent of the Company, render services to any competitor or otherwise compete with the Company throughout the term of the agreement and for one year thereafter.

The definitive written agreement relating to the approved consulting arrangement was not executed at the time this Quarterly Report on Form 10-Q was filed.